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
<BTB>
EXHIBIT 99B4

PRO FORMA COMBINED                           U S WEST MEDIA GROUP
STATEMENTS OF OPERATIONS
(UNAUDITED)
                      Quarter Ended         Nine Months Ended
                      September 30,           September 30,
                              1996                    1996
                               Pro    %                Pro    %
In millions           1997    forma Change    1997    forma Change
-------------------- ------- --------------  ------- --------------
SALES AND OTHER
 REVENUES           $ 1,270 $ 1,161    9.4  $ 3,754 $ 3,368   11.5

OPERATING EXPENSES
Costs of sales and
 other revenues         416     391    6.4    1,252   1,134   10.4
Selling, general and
 administrative         385     340   13.2    1,065     993    7.3

Depreciation            171     164    4.3      508     471    7.9
Amortization            130     129    0.8      396     386    2.6
                     ----------------        ----------------
Depreciation & amort.   301     293    2.7      904     857    5.5
                     ----------------        ----------------
Total oper. expenses  1,102   1,024    7.6    3,221   2,984    7.9
                     ----------------        ----------------
Income from
  operations            168     137   22.6      533     384   38.8

Interest expense        179     176    1.7      520     516    0.8
Equity losses in
 unconsol. ventures     177      94   88.3      495     260   90.4
Gains on sales of
 investments             13      -     -        108      -     -
Guaranteed minority
 interest expense        22      12   83.3       66      36   83.3
Other income
 (expense) - net         (5)      8    -        (14)    (32) (56.3)
                     ----------------        ----------------
Loss before income
 tax benefit &
 extraord. item        (202)   (137)  47.4     (454)   (460)  (1.3)
Income tax benefit       61      28    -        107     121  (11.6)
                     ----------------        ----------------
Loss before
 extraord. item        (141)   (109)  29.4     (347)   (339)   2.4
Extraordinary item:
 Early extinguishment
 of debt, net of tax     (3)     -     -         -       -     -
                     ----------------        ----------------
NET LOSS               (144)   (109)  32.1     (347)   (339)   2.4
Preferred dividends      14      12   16.7       39      37    5.4
                     ----------------        ----------------
LOSS AVAILABLE
 FOR COMMON STOCK   $  (158)$  (121)  30.6  $  (386)$  (376)   2.7
                     ================        ================


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
<BTB>

PRO FORMA COMBINED                             U S WEST MEDIA GROUP
STATEMENTS OF OPERATIONS
(UNAUDITED)
                      Quarter Ended         Nine Months Ended
                      September 30,           September 30,
                              1996                    1996
In millions, except            Pro    %                Pro    %
per share amounts     1997    forma Change    1997    forma Change
-------------------- ------- --------------  ------- --------------
Average common shares
 outstanding          606.7   624.5   (2.9)   606.6   624.1   (2.8)
                     ================        ================

Loss per common
 share              $ (0.26)$ (0.19)  36.8  $ (0.64)$ (0.60)   6.7
                     ================        ================

Pro forma amounts reflect the Continental Cablevision, Inc. (Continental) merger, Continental's acquisition of the remaining interest in Meredith/New Heritage Strategic Partners, L.P. and the reclassification of the Teleport Communications Group, Inc. investment to equity method as if each transaction occurred as of January 1, 1996. Also includes Continental's results for cable-telephony ventures in Singapore and Argentina.

The average common shares outstanding for the quarter ended and nine months ended September 30, 1996, include 150.6 million shares related to the Continental merger as if it had occurred as of January 1, 1996.




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